EXHIBIT 10.1

FIRST AMENDMENT

TO THE

2010 STOCK OPTION PLAN

INTRODUCTION

WHEREAS, at the April 30, 2014 Annual Shareholders Meeting, Winmark Corporation’s shareholders approved an Amendment to the 2010 Stock Option Plan to (i) increase the total number of shares available for options under the plan from 250,000 to 500,000, and (ii) include a per annum limitation on the number of options granted to any one individual.

AMENDMENT

1.                                      Section 6 of the 2010 Stock Option Plan is amended and restated in its entirety as follows:

“The Stock to be optioned under this Plan shall consist of authorized but unissued shares of Option Stock.  Five Hundred Thousand (500,000) shares of Option Stock shall be reserved and available for options under the Plan; provided, however that the total number of shares of Option Stock reserved for options under this Plan shall be subject to adjustment as provided in Section 12 of the Plan.  No Optionee may be granted more than 150,000 shares of Option Stock in the aggregate in any calendar year; provided, however, that this annual limitation shall be subject to adjustment as provided in Section 12 of the Plan.  In the event that any outstanding option under the Plan for any reason expires or is terminated prior to the exercise thereof, the shares of Option Stock allocable to the unexercised portion of such option shall continue to be reserved for options under the Plan and may be optioned hereunder.”